Exhibit 10.42
[DATE]

Dear __________,
In recognition of your ongoing key contributions and continued importance to the success of Myovant Sciences, Inc. (the “Company”), I am pleased to offer you a special, one-time cash retention bonus, subject the terms and conditions described in this letter (this “Letter Agreement”).
You are eligible to receive a cash retention bonus equal to ________1 of your current fiscal year 2020 salary (your “Retention Bonus”). Your Retention Bonus will vest and become payable to you in full on June 30, 2022. If your employment is terminated prior to June 30, 2022 by the Company without “Cause” under any other circumstances or due to your death or disability, your Retention Bonus will vest in full at that time. In each case, the vesting and payment of your Retention Bonus is subject to (i) your continued employment through the applicable vesting date, (ii) your performance of your duties at a satisfactory level, as determined by the Company in its sole discretion, and (iii) your execution of a release of claims in a customary form to be provided by the Company. Your Retention Bonus will be paid to you within thirty (30) days following the applicable vesting date, subject to any applicable taxes and withholdings.
If you voluntarily resign, except for Good Reason, or if your employment is terminated by the Company for Cause, in any of such cases prior to June 30, 2022, then you will not receive any Retention Bonus. For purposes of this Agreement, “Good Reason” and “Cause” have the meanings set forth in your employment agreement or offer letter with the Company or its applicable affiliate (if any), or, if no such definitions exist, then “Good Reason” and “Cause” shall have the meanings ascribed to such terms in the Myovant Sciences Ltd. 2016 Equity Incentive Plan (as amended and restated).
The Retention Bonus will be in addition to (and not in lieu of) any other compensation you may otherwise be entitled to receive from the Company or its affiliates. The Retention Bonus will not count for purposes of the calculation of any compensation or benefits under any retirement, bonus or employee benefit plan or arrangement maintained by the Company, or any parent, subsidiary or affiliate of the Company, nor will it count for purposes of the calculation of any severance, notice or redundancy pay or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment, in each case except as otherwise expressly provided under the applicable plan or arrangement or as required by applicable law. This Retention Bonus is a special one-time award and will not provide the right for you to claim any other amount, either for the past or for the future.
This Letter Agreement does not constitute, and may not be interpreted or construed as, a contract of employment or commitment to employment for any specific duration. This Letter Agreement and the Retention Bonus do not change the at-will employment relationship between you and the Company or alter any terms and conditions of your employment or your employment agreement or offer letter (if applicable). Accordingly, you or the Company may terminate your employment at any time, for any reason, with or without notice or Cause.
You and the Company agree that any controversy or claim each of us may have against the other, including any arising out of or related to your employment or termination of employment with the Company, or breach of this Letter Agreement, or alleged violation of any law or government regulation, shall be exclusively settled by binding arbitration conducted through Judicial Arbitration and Mediation Services (“JAMS”). This means that the Company and you are waiving the right to a have jury or judge hear and decide such claims or controversies, and that such

[1] The amount of the incentive bonus opportunity awarded to each executive officer equals a percentage of his base salary for the fiscal year ending on March 31, 2021, as follows: 175% with respect to Frank Karbe and Matthew Lang; and 125% with respect to Juan Camilo Arjona Ferreira.

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Myovant Sciences, Inc. • 2000 Sierra Point Parkway, 9th Floor, Brisbane, CA 94005 • www.myovant.com claims or controversies will be exclusively decided by a single arbitrator. The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules and Procedures (and no other JAMS rules). The decision of the arbitrator shall be final and binding. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. You and the Company shall each bear your and its own legal expenses, except where otherwise required by law. The arbitration shall take place in the county in which you work or last worked for the Company, and no dispute under this Letter Agreement will be heard or decided in any other venue or forum; provided, however, the either of us may apply to a court of competent jurisdiction for injunctive relief pending the outcome of the arbitration.
All payments of your Retention Bonus under this Letter Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”). Further, this Letter Agreement will be interpreted such that it is in compliance with Section 409A of the Code.
If any provision of this Letter Agreement will be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision will not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable.
This Letter Agreement shall be governed by the laws of the State of California, without regard to any conflict of laws principles. This Letter Agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original. The terms of this Letter Agreement may be amended only by mutual written agreement of you and the Company. This Letter Agreement supersedes all other agreements, and constitutes the entire agreement, between you and the Company concerning the subject matter hereof.
We ask that you direct any questions regarding this Letter Agreement or your Retention Bonus to Julie Tran (SVP Human Resources) or Matt Lang (Chief Administrative and Legal Officer). By signing this Letter Agreement and returning one copy to Julie Tran, you are agreeing to all of the terms and conditions in this Letter Agreement. Failure to comply with the terms and conditions of this Letter Agreement may lead to you forfeiting all or a portion or all of your Retention Bonus.
Thank you for your ongoing contributions and commitment to our Company as we execute our strategic vision and operating plans at the highest performance level in support of our customers and patients.
Please indicate your acceptance by signing and returning one copy of this Letter Agreement to Julie Tran in Human Resources by [Date].

Sincerely,

David Marek

Chief Executive Officer

Accepted and Agreed:

[Name]	Date
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Myovant Sciences, Inc. • 2000 Sierra Point Parkway, 9th Floor, Brisbane, CA 94005 • www.myovant.com